Exhibit 11.1

Auna S.A. Code of Conduct

Code of conduct

CONTENT

I.	OUR VALUES	3

II.	LETTER FROM OUR EXECUTIVE CHAIRMAN & PRESIDENT	4

III.	SCOPE	5

IV.	RECEIPT OF THE CODE OF CONDUCT	6

V.	COMPLIANCE WITH THE CODE OF CONDUCT	8

VI.	DOING THE RIGHT THING AT AUNA	10

VII.	ETHICAL PRINCIPLES IN MEDICINE	19

VIII.	REPORTING VIOLATIONS TO A GOVERNMENTAL AGENCY	21

IX.	WAIVERS AND AMENDMENTS	23

X.	REVIEW	24

XI.	ANNEXES	25

Code of conduct

I. OUR VALUES \\ The highest quality and standard for health and well-being. Honesty and ethics in what we do to deserve your trust. We believe that your needs are our needs too. We work together for you and your needs. We strengthen and reinvent ourselves to always be the best.

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II.	LETTER FROM OUR EXECUTIVE CHAIRMAN & PRESIDENT

I am pleased to share our code of conduct, to be used as a guide for behavior and decisions. Having high standards of professional conduct is a conviction and practice of the directors of Auna S.A. (“Auna” or the “Company”), and we hope it will be for all the people who work with us.

We must be consistent between our professional and personal conduct in business to merit the trust of our shareholders, suppliers, collaborators, clients, society and the State. Acting in accordance with the guidelines of our code of conduct (the “Code”) will be of paramount importance to continue strengthening our reputation and productivity.

We are part of the organization and as such, we are responsible for ensuring compliance with our policies and the Code. Any fraudulent or illegal activity that we are aware of must be immediately reported through our reporting channels (e.g., ethics line, Governance Committee, etc.) to ensure compliance with the Code.

Jesús Zamora León

Code of conduct

III.	SCOPE

The Code has been adopted by Auna’s Board of Directors and summarizes the standards that are applicable to our employees, officers and directors. Auna also expects professionals from companies or contractors that provide goods or services to act ethically and, in a manner, consistent with the Code.

When engaging with a supplier, reasonable steps must be taken to ensure that they have a reputation for integrity, and that they act responsibly and in accordance with our standards and the Code.

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IV.	RECEIPT OF THE CODE OF CONDUCT

Anyone who falls within the scope of the Code will receive a copy of this document, which they must sign as an affidavit, stating that they have received, read it carefully, understand it and will comply with it.

In addition, the principles and fundamental values contained in the Code will be explained during the induction activities.

The Human Talent division will have the responsibility of publicizing the Code, as well as its modifications, to all persons within its scope.

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Declaration of receipt and commitment to comply with the code of conduct

I hereby declare that I have received a complete copy of Auna’s code of conduct, which I declare under oath to have read and fully understood, committing myself to strictly comply with it and to be subject to the penalties that result from non-compliance.

I understand that compliance with these principles is part of my responsibility as [an employee, officer, director, manager, legal representative, etc.] of Auna.

Further, I understand that any information that I receive from Auna, its suppliers, and its clients by virtue of my position or function as [an employee, officer, director, manager, legal representative, etc.] is strictly confidential.

Names and surnames:

ID Card No:

Position:

Company:

Date:

Signature:

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V.	COMPLIANCE WITH THE CODE OF CONDUCT

Auna has reporting channels available to all its employees, investors, partners, suppliers and other natural or legal persons who carry out transactions with the Company so that, in the event they believe that the conduct of an employee, officer or director deviates from what is established in the Code, they can report such behavior through a secure and reliable channel.

All employees, directors and officers are expected to comply with all of the provisions of the Code. The Code will be strictly enforced, and violations will be dealt with immediately, including by subjecting persons who violate its provisions to corrective or disciplinary action such as dismissal or removal from office. If third parties with whom the Company has a business relationship are found to have violated the Code, the relationship will be terminated. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

Situations which may involve a violation of ethics, laws, rules, regulations or the Code may not always be clear and may require the exercise of judgment or the making of difficult decisions. Employees, officers and directors should promptly report any concerns about a violation of ethics, laws, rules, regulations or the Code to the Risk and Compliance division or through the reporting channels listed below, or in the case of accounting, internal accounting controls or auditing matters, the Audit and Risk Committee of the Board of Directors. Interested parties may also communicate directly with the Company’s non-management directors through the contact information located in the Company’s annual report on Form 20-F.

Website: www.gestionetica.com/auna

Email: auna@gestionetica.com

Telephone call or voicemail: PERU Toll-free line 0-800-1-8118; COLOMBIA Toll-free line 01-800-951-0725; MEXICO Toll-free line 800-323-0105. Live telephone assistance with an advisor is available Monday through Friday from 8:30 a.m. to 6:30 p.m. (local time). The voicemail mailbox is available 24 hours a day, 365 days a year.

Sending physical documentation or request for a personal interview: Av. Victor Andrés Belaunde 171, Lima 27 - San Isidro - Lima. Interview, by appointment.

Any concerns about a violation of ethics, laws, rules, regulations or the Code by any officer or director should be reported promptly to the Chief Compliance Officer, and the Chief Compliance Officer shall notify the Governance Committee of any violation. Any such concerns involving the Chief Compliance Officer should be reported to the Governance Committee.

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All people who are subject to this code should feel free and morally obligated to report any suspected violations promptly, since no one has the right to order or authorize acts that violate the law or the ethical guidelines described herein. The Company intends to thoroughly investigate any good faith reports of violations, and the Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees, officers and directors without fear of retribution or retaliation is vital to the successful implementation of the Code. All employees, officers and directors are required to cooperate in any internal investigations of misconduct and unethical behavior.

We recognize the need for the Code to be applied equally to everyone it covers. The Chief Compliance Officer of the Company will have primary authority and responsibility for the enforcement of the Code, subject to the supervision of the Governance Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Audit and Risk Committee, and the Company will devote the necessary resources to enable the Chief Compliance Officer to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning the Code should be directed to the Chief Compliance Officer.

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VI.	DOING THE RIGHT THING AT AUNA

At Auna, we strive to have integrity, honesty, respectfulness and diligence in our relationships, both internally and externally. We believe that transparency and integrity are fundamental to our actions.

We have a very important commitment to respecting work and human rights, being guided at all times by the principles of the United Nations. These principles reflect our core values.

We support national and international efforts to prevent illegal activities, including the receipt or payment of bribes in interactions with entities or people in the public or private sphere, both directly and through third parties.

We are strongly committed to conducting our business affairs in compliance with the laws, rules, regulations and standards applicable to the Company, as well as with the laws, rules and regulations of the countries where we operate. No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

All of our employees, officers and directors must also conduct themselves according to the language and spirit of the Code and seek to avoid even the appearance of improper behavior. Even well intentioned actions that violate the law or the Code may result in negative consequences for the Company and for the individuals involved.

The creation of mechanisms to ensure that each person understands and applies the Code in their work is essential, and every employee, officer and director has the obligation to behave ethically and seek guidance: “if in doubt, ask.”

The behaviors we refer to as “doing the right thing” at Auna are as follows:

1.1	Conflict of interest

1.1.1

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company as a whole, including those of its subsidiaries and affiliates. A conflict of interest may arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. A conflict of interest may also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company. Therefore, we evaluate commitments and relationships carefully, and act with transparency and loyalty to the Company and its shareholders.

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1.1.2

A conflict of interest can be potential, real or apparent, and may affect the Company or ourselves; therefore, all Auna employees must avoid situations in which there is a potential, real or apparent conflict of interest, and in the event that they cannot avoid them, they must communicate them to their respective supervisor, the Human Talent division and the Risk and Compliance division.

In order to avoid conflicts of interest, officers and directors must disclose to the Chief Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to the conflict, and the Chief Compliance Officer shall notify the Governance Committee of any such disclosure. Conflicts of interest involving the General Counsel shall be disclosed to the Governance Committee.

All employees, officers and directors are prohibited from carrying out any external work for clients, suppliers, vendors or competitors of Auna and its subsidiaries (the “Auna Group”). Additionally, all employees, directors and officers are prohibited from conducting business with Auna companies through a relative (e.g., spouse, children, parents, brothers, brothers-in-law, nephews, uncles, in-laws, grandparents, great-uncles, grandchildren, sons-in-law or daughters-in-law)

If any employee, officer or director is part of the board of directors of a competing company or supplier, or has a direct link with key executives who work at the competing company or supplier, they must also report it in the annual declaration of conflicts of interest (attached as Annexes 1 and 2 hereto), and the case will be evaluated by the Human Talent division.

In the event that an potential, real or apparent conflict of interest arises between the personal and professional relationship or activities of an employee, officer or director, the employee, officer or director involved is required to handle such conflict of interest in an ethical manner in accordance with the provisions of the Code.

Conflicts of interest of new personnel must be evaluated by the Human Talent division from the moment they become final candidates.

1.1.3

Any gift, benefit or attention from third parties must be declined as it can be perceived as a means to unduly influence the decisions of the recipient, constituting a clear conflict of interest that damages our reputation (except for gifts consisting of merchandising or promotional items whose total value does not exceed USD $50.00).

It is forbidden to receive gifts in offices or at other addresses.

It is forbidden to accept or request exclusive or preferential discounts from a representative of a supplier or customer of any of the Auna Group companies.

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Invitations to congresses, courses, conferences, seminars, trips, etc., offered by laboratories or suppliers in general, must be reported for evaluation and approval.

Sponsorships for academic purposes addressed to healthcare professionals in clinical areas must be reported to the Auna Ideas Academic Unit for evaluation and approval.

Likewise, any invitation to congresses, courses, conferences, seminars, trips, etc., offered by laboratories or suppliers in general and addressed to administrative personnel must be reported to the Risk and Complaince division, prior to acceptance, for evaluation and approval.

The guidelines and provisions related to the prevention of the offering, giving, or acceptance of gifts, hospitality, donations, sponsorships, entertainment items, conferences, training sessions, events, courses, congresses, visits, and similar benefits are set forth in the Gifts, Hospitality, Donations, and Similar Benefits Control Procedure of the ABMS.

1.1.4

Any exception to this principle must be reported to one’s immediate supervisor, who will submit it to the Central Business / Division Management for approval, and they, in turn, will notify General Management.

1.2	Integrity of financial and operational reporting

1.2.1

At Auna, we are transparent with our results of operations, which is why we present the information formally requested by regulatory entities on the activities, structure, financial situation and results that we obtain, in a timely, reliable and clear manner.

1.2.2	We ensure the timely, complete and correct recording of transactions and operational activities, in order to provide adequate information for the reporting and decision-making processes.

1.2.3

We are committed to submitting financial or other reports in a timely manner, and ensuring that they fully, transparently and honestly reflect the situation of the Company and its investments, in order to preserve the trust of shareholders.

1.3	Quality of public disclosures

1.3.1

We have a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the United States Securities and Exchange Commission and the Luxembourg Commission de Surveillance du Secteur Financier, and our other public communications, shall include full, fair, accurate, timely and understandable disclosure, and we have established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

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1.4	Protection of confidential information and intellectual property

1.4.1

We are committed to protecting the confidential and sensitive information of the Company and that of its clients or suppliers, as well as the personal or confidential information of employees and/or third parties, in accordance with applicable law and professional judgment. All proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

1.4.2

Proprietary information includes all non-pubic information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected.

1.4.3

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their proprietary information and require our employees, officers and directors to observe such rights.

1.4.4

The obligation of our employees, directors and officers to protect the Company’s proprietary and confidential information continues even after they leave the Company, and all employees, directors and officers must return all proprietary information in their possession upon leaving the Company.

1.4.5

We are committed to preventing inside information from being used for personal or third-party gain. No information should be disclosed by any employee, officer, director or third-party staff that is providing services to any of Auna’s companies, without prior authorization. Therefore, employees, directors, officers and third parties should not answer any questions from the media, not even about their own work, without prior approval.

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1.4.6	Except as disclosed in section 8, any request for information from natural persons, legal entities and authorities external to Auna must be requested through the responsible manager.

1.5	Relations with public officials and political contributions

1.5.1	We respect the authority of public entities and officials wherever we conduct our business, and we maintain honest and ethical relationships with them.

1.5.2

We provide accurate, timely and appropriate information to governmental authorities and regulatory bodies through the appropriate channels if officially requested, and we understand that errors or omissions can damage Auna’s reputation and credibility.

1.5.3	We understand the importance of contributing and complying with established procedures for inspections or investigations by the government or any regulatory body.

1.5.4	We are especially careful in interactions with officials and candidates for public office, in order to ensure that our actions fully and formally comply with the guidelines of the Code.

1.6	Compliance with anti-corruption, anti-money laundering and terrorist financing laws

1.6.1

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice

1.6.2

Auna prohibits any person who, directly or indirectly, acts on behalf of the Company, to make or receive any type of improper payment, whether in negotiations with public officials or the private sector.

1.6.3

Improper payments include receiving or paying bribes, giving, offering or promising to deliver money or any other type of value to any person, including a public official to, inappropriately, influence an act or decision of a person or to receive an undue benefit.

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1.6.4

The definition of public official may include, but is not limited to, any official or employee in any contractual form of a government, an international public organization, a member of a political party, a candidate for public office, any government department or agency, or official or employee of a government-owned company.

1.6.5

Practices that are acceptable in a commercial business environment may be against the law or the policies governing national or local government employees. Further, except in certain limited circumstances, the United States Foreign Corrupt Practices Act prohibits giving anything of value directly or indirectly to any “non-U.S. official” for the purpose of obtaining or retaining business. Therefore, no gifts or business entertainment of any kind may be given to any government employee with the prior approval of the Legal Department.

1.6.6	Money laundering refers to activities that are carried out in order to hide the true origin of the funds received, which usually come from illegal activities, in order to give it a legal appearance.

1.6.7

The financing of terrorism refers to any type of collaboration that favors the realization of the aims of a terrorist group. Terrorism should be understood as the provocation, creation or maintenance of a state of anxiety, alarm or fear in the population or a sector of it, through acts against life, health, personal liberty and security or against property, goods or services.

1.6.8	At Auna we have a very clear policy and very strict guidelines to prevent improper payments, money laundering and the financing of terrorism from happening within the organization.

1.7	Auna representation and reputation protection

1.7.1	We act responsibly and proactively to protect Auna’s image and reputation, both internally and externally.

1.7.2

We understand that in our activities we are perceived as representatives of Auna and, consequently, we act with a professional and appropriate attitude, aligned with the ethical standards described in the Code and the Code of Corporate Representation and Professional Conduct.

1.7.3

All employment or equity participation outside of Auna must be declared to the Central Business / Division Management of the Company and the Human Talent Division. Authorizations will be granted to carry out activities outside of the Company as long as they do not present conflicts of interest, do not damage Auna’s reputation, do not interfere with Auna’s work, and do not use Auna’s resources.

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1.7.4

We are committed to monitoring the performance of partners, representatives, suppliers and especially those who act on behalf of Auna before public officials or third parties, in order to verify that the guidelines of the Code are understood and complied with.

1.8	Use of Company resources

1.8.1

We have daily access to resources belonging to the Company, which must be used to conduct Auna’s business. Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director, and we cannot use products, services, materials, information or ideas belonging to Auna for our own benefit or that of third parties.

1.8.2	We also request the same respect for resources that belong to others outside of Auna and to which we have access during the course of our work.

1.8.3	We use Auna’s allocated technology resources in a responsible and business-appropriate manner, and only for legal and authorized purposes.

1.8.4

We are aware of the importance for Auna and the possible risk caused by misuse of the information that we generate, handle and store through computers or other electronic means, such as portable telephony devices, provided by the company. Therefore, we submit to the corresponding disciplinary measures in the event of misuse of such information.

1.8.5	We understand that said information, stored on the devices provided by Auna, may include personal data, electronic communications and their attachments.

Therefore, Auna reserves the right to monitor, audit and review such information at any time and without prior notice.

1.8.6

Likewise, we are committed to the responsible and appropriate use of the resources assigned by the Company for travel and representation expenses, as this has an impact on the results and reputation of the Company.

1.9	Safe and healthy work environment

1.9.1

At Auna, we are committed to maintaining a safe and healthy work environment for employees and visitors. We know that there is no performance goal, cost or time savings, or any other competitive advantage that justifies putting the physical integrity and health of any person at risk.

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1.9.2

We always act in compliance with or exceed the health and safety regulations applicable to the sector in which we operate. We require our shareholders, partners, suppliers, clients and visitors to take necessary health and safety measures, and we monitor their compliance.

1.9.3

We are committed to maintaining an alcohol and drug-free work environment. The use of illegal drugs is strictly prohibited. The intake of alcohol before or during work is strictly prohibited, except for some special occasions that have the authorization of General Management.

1.9.4	We are committed to the development of environmentally sustainable activities, and we aspire to find solutions and practices that help minimize impacts on the environment.

1.10	Diversity and respect

1.10.1

We treat all employees with respect, dignity, fairness and courtesy and are committed to communicating openly and honestly and listening to and respecting the perspectives of those who differ from us or question our point of view.

1.10.2	We cultivate and foster team spirit. We build relationships based on shared trust, with the assurance that each one has a personal and professional commitment to do the right thing.

1.10.3	We value cultural plurality and diversity. As such, we respect each other and strive to maintain an inclusive environment.

1.10.4

The Company categorically rejects all forms of discrimination, harassment or violent manifestation, be it physical, psychological, sexual, economic or of another nature, among its employees, officers, directors, partners, shareholders and healthcare trainees.

1.10.5

We understand harassment in the workplace as any persistent behavior exercised on an employee, by a boss or immediate or indirect hierarchical superior, a co-worker or a subordinate, that instills fear, intimidation or distress, causes work harm, reduces motivation, or induces resignation.

1.10.6

Anyone who feels that he or she has been disrespected, harassed or discriminated against, or witnesses that this situation may be happening to a member of Auna, partner, supplier, etc., should use the complaint channel to report the incident immediately.

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1.11	Trading on inside information

1.11.1

Using non-public Company information to trade in securities, or providing a family member, friend or any other person with non-public Company information, is illegal. All non-public, Company information should be considered inside information and should never be used for personal gain. You are required to familiarize yourself and comply with the Company’s Statement of Policy Concerning Trading in Company Securities, copies of which are distributed to all employees, officers and directors and are available from the Legal Department. You should contact the Legal Department with any questions about your ability to buy or sell securities.

1.12	Corporate opportunities

1.12.1

Employees, officers and directors are prohibited from taking for themselves business opportunities that are discovered through the use of corporate property, information or position. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company or any situation in which the employee, officer or director takes away from the Company opportunities for sales or purchases of property, products, services or interests. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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VII.	ETHICAL PRINCIPLES IN MEDICINE

1.1	The role of ethics and medical deontology

Medical ethics provides the philosophical framework of principles and values that guide the profession. Medical deontology is the normative expression of those principles, establishing the duties, rights, and prohibitions that regulate professional practice. The Code of Ethics and Deontology embodies this commitment, ensuring an autonomous, ethical, and professional practice centered on respect for patients’ rights. Compliance with this Code is mandatory for all registered professionals and guides their personal and social moral conduct

In addition, these documents are parts of ethics and medical deontology: Code of conduct for professionals in training; professionals policy; non-discrimination and non – harassment policy; industry interactions for education and health care policy.

1.2	The role of medicine

Medicine is oriented toward respect for life and the pursuit of the highest possible quality of life. It is grounded in the recognition of human dignity, autonomy, and integrity. It is both a scientific and humanistic profession whose mission is to promote and preserve health, as well as to relieve and comfort in the face of illness and to provide solace to patients and their loved ones in times of suffering, agony, and death. Its practice is founded on the scientific method and on a therapeutic relationship based on trust, respect, and effective communication

1.3	Ethical principles and values in medicine

Ethical principles and values are social and personal aspirations. With regard to society, these highest aspirations are solidarity, freedom and justice, and with regard to the person, respect for dignity, autonomy and integrity. In the professional practice of medicine, these aspirations are carried out through the precepts of beneficence —which consists of the search for the good for the patient— and of non-maleficence —which consists of preventing any form of damage or injury from occurring.

1.3.1

Of society: Solidarity is the foundation of social organization insofar as it determines the safety of people and enables their personal fulfillment, and obligates health institutions to provide all their support, especially to those who are in a situation of illness. It is expressed as a desire and need for mutual help, and finds in the medical act a form of paradigmatic realization that allows a horizontal relationship with the patient and with society, which affirms our values and reinforces the social fabric. Freedom is the absence of dependence and domination in the relationships between nature and man, between one people and another, between one group of people and another, between one social class and another, between an authority and its subordinates. Justice recognizes that all people have needs that must be fully satisfied. This implies that patients must be treated with the right opportunity and priority.

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1.3.2

Of the people: The dignity of the person morally obligates the physician to treat every other person, in a situation of health or illness, always as an end and not as a means, and therefore with empathy, loyalty, diligence, compassion and responsibility. The autonomy of the person morally obligates the physician to request their informed consent and to respect their decision, in line with their personal and cultural values. The integrity of the person morally obligates the physician to respect him or her, not only in their moral integrity but also in their unity, fullness, totality, indemnity, modesty and sacredness of their bodily being. All these ethical, social and personal aspirations are oriented towards the search for solutions in favor of the best interest of the patient. They are realized both in the form of principles and values and in the form of rights. Consequently, they constitute the foundation of the duties and virtues that all physicians must cultivate for the good of patients, society, their families and themselves. This ethical foundation of the professional performance of doctors obligates them, for the fulfillment of their purposes, to be permanently trained in scientific, technological and management advances in medicine, as well as in the development of their affective and moral capacities throughout their career and professional practice.

1.4	Health and the right to health

Health is a dynamic and contextual state of physical, mental, and social well-being that enables individuals to pursue their life projects. The right to health is realized through equitable, universal, and non-discriminatory access to a comprehensive, high-quality, and person-centered healthcare system.

1.5	Illness, attention and care of the sick

Illness, therefore, is a process of natural and socially determined disorganization that, in some way and to different degrees, affects the integral development and adaptation capacity of a person; a process that, under certain negative conditions, determines his or her death. The practice of medicine is based on permanent respect for the rights of patients, such as the right to freedom of conscience and belief; the right to physical, mental and moral integrity; the right to their free development and well-being; the right to personal and family privacy; the right to have their autonomy respected; the right not to be discriminated against because of their sex, gender, sexual orientation, age, illness or disability, creed, race, ethnicity, nationality, political affiliation or economic condition, among others.

1.6	Responsibilities in health care
1.6.1	Individual Clinical Responsibility: The physician is responsible for their professional acts, carried out with due diligence, in accordance with lex artis, and based on the best available evidence.

1.6.2	System Responsibility: The State and institutions are obligated to provide the means, resources, and equitable working conditions necessary for physicians to practice with quality and safety.

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1.6.3

Social and Professional Commitment: As a member of a public service profession, the physician must uphold the honor of the profession, contribute to the improvement of public health and emergency response, and advocate for fair and universal healthcare systems.

VIII.	REPORTING VIOLATIONS TO A GOVERNMENTAL AGENCY

All employees, officers and directors have the right under United States federal law to certain protections for cooperating with or reporting legal violations to governmental agencies or entities and self-regulatory organizations. As such, nothing in the Code is intended to prohibit any employee, director or officer from disclosing or reporting violations to, or from cooperating with, a governmental agency or entity or self-regulatory organization, and employees, officers and directors may do so without notifying the Company. Nothing in the Code or otherwise requires any employee, officer or director to waive any monetary award or other payment that he or she might become entitled to from a governmental agency or entity, or self-regulatory organization.

All employees, officers and directors of the Company have the right to:

•	Report possible violations of local, state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

•	Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;

•	Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and

•	Respond truthfully to a valid subpoena.

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All employees, officers and directors have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which the employee, officer or director reasonably believe relates to a possible violation of law. It is a violation of U.S. federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act the employee, officer or director may have performed. It is unlawful for the Company to retaliate against any employee, director or officer for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.

Notwithstanding anything contained in the Code or otherwise, an employee, director or officer may disclose confidential Company information, including the existence and terms of any confidential agreements between such employee, director or officer and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.

The Company cannot require an employee, officer or director to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and the Company may not offer employees, officers or directors any kind of inducement, including payment, to do so.

An employee’s, director’s or officer’s rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a pre-dispute arbitration agreement.

Even if an employee, officer or director has participated in a possible violation of law, such employee, officer or director may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and such employee, officer or director may also be eligible to receive an award under such laws.

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IX.	WAIVERS AND AMENDMENTS

Any waiver (including any implicit waiver) of the provisions in the Code for executive officers or directors may only be granted by the Board of Directors or a committee thereof and will be promptly disclosed at the next general meeting of the shareholders of the Company’s. Any such waiver will also be disclosed in the Company’s annual financial statements as well as in its annual report on Form 20-F. Amendments to the Code must be approved by the Board of Directors and will also be disclosed in the Company’s annual report on Form 20-F.

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X.	REVIEW

The Board of Directors, or the representatives it designates, shall periodically review this Code and introduce any amendments it deems appropriate.

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XI.	ANNEXES

ANNEX 1 – DECLARATION OF CONFLICTS OF INTEREST FOR EMPLOYEES

ANNUAL AFFIDAVIT

CODE OF CONDUCT / CONFLICTS OF INTEREST

I        , with identity document N°      , in my capacity as a collaborator of AUNA in the position of       , hereby declare that:

(i)

considering that in accordance with the provisions of the Code of Conduct, the Internal Work Regulations and my employment contract signed with AUNA, and recognizing that all employment relationships must respect the inherent duties of good faith, I undertake to carry out my duties of strict compliance with the obligations that derive from the principle of good faith, which are respect, protection of confidential information, privacy, correct use of the assets of the company, obligations in terms of safety and health at work, and avoiding conflicts of interest with subsidiaries, third parties, suppliers or clients;

(ii)

I acknowledge that my employer is a company specialized in health programs and services, which directs its management towards the full satisfaction of its clients, and for which it is necessary to have a high sense of responsibility and efficiency. Due to the nature of the service, I must comply with a series of behaviors and generic principles, in addition to the obligations of my position, which constitute the basic guidelines for the provision of my services;

(iii)

in this context, I am aware of the AUNA Code of Conduct and the provisions contained in the company’s Internal Work Regulations, especially the prohibition of conduct that constitutes conflicts of interest;

(iv)

regarding conflicts of interest, I understand that a conflict of interest arises when my activities and personal relationships interfere or appear to interfere with my ability to act in the best interests of the company; and

(v)

in order to avoid conflicts of interest, I will state in the attached annex if I maintain professional, commercial or legal relationships with laboratories, manufacturers of medical supplies, suppliers of AUNA or subsidiary companies.

I DECLARE UNDER OATH that the above is true and in case of any breach and non- observance of my duties and functions as      , I assume legal responsibility and the consequences that may arise. [City],       20 .

Signature

Code of conduct

AFFIDAVIT

COMPLETE AS APPROPRIATE:

A.	IF THERE IS A CONNECTION

I DECLARE THAT I HAVE CONNECTIONS WITH LABORATORIES, MANUFACTURERS OF MEDICAL SUPPLIES, SUPPLIERS AND COLLABORATORS OF AUNA AND / OR SUBSIDIARY COMPANIES.

1.

2.

3.

(…)

Signature

Name:

ID N°:

B.	IF THERE IS NO CONNECTION

I DECLARE THAT I HAVE NO CONNECTION TO LABORATORIES, MANUFACTURERS OF MEDICAL SUPPLIES, SUPPLIERS AND COLLABORATORS OF AUNA AND / OR SUBSIDIARY COMPANIES.

Signature

Name:

ID N°:

Code of conduct

ANNEX 2 - DECLARATION OF CONFLICTS OF INTEREST FOR PROFESSIONALS / SUPPLIERS OR OTHERS

ANNUAL AFFIDAVIT

CODE OF CONDUCT / CONFLICTS OF INTEREST

I          , with identity document N°     , in my capacity as provider of services of      according to the current service lease contract, present myself before you and declare that:

(i)

considering that any contract for the provision of services must be executed respecting the duties inherent to good faith, I undertake to provide my services in strict compliance with the obligations derived from the principle of good faith, which are respect, loyalty, protection of confidential information, privacy, correct use of assets, ethics and integrity, including the prohibition of conflicts of interest with subsidiaries, third parties, suppliers or customers;

(ii)

I acknowledge that the provision of medical services for the organization implies contributing towards the full satisfaction of its clients, for which it is necessary to have a high sense of responsibility and efficiency. In order to do so, I must comply with a series of ethical obligations that derive from the medical profession as well as from the service relationship with AUNA;

(iii)	in this context, I am aware of the AUNA Code of Conduct and, in particular, the prohibition of conduct that creates conflicts of interest;

(iv)

regarding conflicts of interest, I understand that a conflict of interest arises when my activities and personal relationships interfere or appear to interfere with my ability to act in the best interests of the company; and

(v)

in order to avoid conflicts of interest, I declare that I will state in the attached annex if I maintain professional, commercial or legal relationships with laboratories, manufacturers of medical supplies, suppliers of AUNA or subsidiary companies.

I DECLARE UNDER OATH that the above is true and in case of any breach and non-observance of my duties and functions as      , I assume legal responsibility and the consequences that may arise.

[City],       20

Signature

Code of conduct

AFFIDAVIT

COMPLETE AS APPROPRIATE:

A.	IF THERE IS A CONNECTION

I DECLARE THAT I HAVE CONNECTIONS WITH LABORATORIES, MANUFACTURERS OF MEDICAL SUPPLIES, SUPPLIERS AND COLLABORATORS OF AUNA AND / OR SUBSIDIARY COMPANIES.

4.

5.

6.

(…)

Signature

Name:

ID N°:

B.	IF THERE IS NO CONNECTION

I DECLARE THAT I HAVE NO CONNECTION TO WITH LABORATORIES, MANUFACTURERS OF MEDICAL SUPPLIES, SUPPLIERS AND COLLABORATORS OF AUNA AND / OR SUBSIDIARY COMPANIES.

Signature

Name:

ID N°:

Code of conduct

ANNEX 3 - DECLARATION OF ANTI-BRIBERY COMMITMENT FOR ACTIVITIES

ANNUAL AFFIDAVIT

CODE OF CONDUCT / ANTI-BRIBERY COMMITMENT

I         , with identity document No.         , in my capacity as AUNA employee holding the position of      , hereby freely and voluntarily declare that I agree to comply with the following guidelines:

1.	Never engage in any form of bribery, either directly or through any third party.

2.

Never offer or make improper payments, or authorize any improper payments (cash or otherwise) to any individual, including any local or foreign public officials anywhere in the world as stated in the code of conduct (the “Code”).

3.	Never offer or accept any gift or token of hospitality to any public employee, official or government representative if there is any expectation or implication of returning the favor.

4.	Never accept gifts from business partners if there is any suggestion, either expected or implicit, of returning the favor.

5.	Never facilitate payments to obtain a level of service to which one would not normally be entitled or have access to.

6.

Never disregard or fail to inform the responsible authorities in the company (Risk & Compliance Officer, General Management and Governing Body) of any noncompliance with the Code the guidelines described in the Anti- Bribery Management System Policy.

7.

Never report or conceal relationships or situations in the context of which their personal, work, economic or financial interest could be in conflict with the fulfillment of the duties and functions of their position.

8.

Never share interest or invest in supplier companies, clients, competitors, or any other company where the nature of such investment or such interest could negatively influence the decisions taken within our company.

9.	Never deal directly with business partners who may in turn be clients, suppliers or third parties with whom the employee or his or her family members share interest.

10.

Never engage in political activities through the use of my functions or through the company infrastructure, assets or resources, whether in favor of or against political parties, organizations or candidates.

11.	Never induce or assist another individual to violate any law or regulation applicable to the Code.

I also declare that I agree with the Anti-Bribery Management compliance in the company, as well as with the: Anti-Bribery Management System Policy, SGA Objectives, Participation and compliance with anti-bribery controls by the organization such as participation in trainings and awareness, participation in orientation and training that reinforces the prohibition of demanding and accepting a bribe and reporting any concerns or allegations of acts of bribery.

Code of conduct

In the event that I am part of an investigation of bribery by Auna, I agree to fully cooperate with the investigation. Similarly, I declare that I am fully aware that my non-compliance or non-observance of the above represents a violation that may be sanctioned in accordance with the provisions of the company’s code of conduct and Internal Labor Regulations, without prejudice to the legal sanctions of administrative, civil or criminal nature that may be imposed on me.

Signature

Name:

ID No:

Date: